EXHIBIT 10.1

WAIVER AND CONSENT

This WAIVER AND CONSENT (this “Waiver and Consent”) is dated as of September 2nd, 2026 (the “Effective Date”), by and between VolitionRx Limited, a Delaware corporation (the “Company” or “Maker”), and Lind Global Asset Management XII LLC, a Delaware limited liability company (“Lind” or “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the A&R Purchase Agreement (as defined below).

WHEREAS, the Company and Lind previously entered into a Securities Purchase Agreement, dated May 15, 2025, as amended and restated on January 7, 2026 (the “A&R Purchase Agreement”), pursuant to which the Company issued and sold to Lind in private placement transactions in addition to certain common stock purchase warrants, (a) a senior secured convertible promissory note in the original principal amount of $7,500,000 (the “2025 Note”) that is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (b) a common stock purchase warrant (the “2025 Warrant”) that is exercisable up to 651,042 shares of Common Stock, (c) a senior secured convertible promissory note in the original principal amount of $2,400,000 (together with the 2025 Note, the “Notes”), and (d) a common stock purchase warrant that is exercisable up to 350,018 shares of Common Stock (together with the 2025 Warrant, the “Warrants”);

WHEREAS, Section 1 of the A&R Purchase Agreement provides that the Company may sell up to $10 million under the ATM Agreement during any calendar year as Permitted ATM Sales;

WHEREAS, Section 5.9 of the A&R Purchase Agreement requires Lind’s prior written consent with respect to the Company entering into any Prohibited Transaction, including sales under the ATM Agreement in excess of Permitted ATM Sales;

WHEREAS, Section 7.1(c) of the A&R Purchase Agreement provides that an Event of Default occurs if the Company fails to comply with any of its covenants or agreements set forth therein, and Section 2.1(e) of each Note provides that an Event of Default occurs if the Company defaults in the performance or observance of any material covenant, condition or agreement contained in the A&R Purchase Agreement, in each case which is not remedied within five Business Days thereafter;

WHEREAS, the Company desires to make sales under the ATM Agreement in excess of the Permitted ATM Sales limitation without such sales constituting Prohibited Transactions and without triggering anti-dilution adjustments in the Notes and Warrants; and

WHEREAS, Lind desires to, among other things, (i) consent to any and all sales under the ATM Agreement, including amounts in excess of $10 million during any calendar year, as constituting Permitted ATM Sales and not Prohibited Transactions, and waive the remedies set forth in Sections 5.9 and 7.3 of the A&R Purchase Agreement and Sections 2.2 and 4.1(f) of each Note with respect to such sales, as well any other remedies available in the Transaction Documents, in each case only to the extent triggered by sales under the ATM Agreement; (ii) waive any current or future Events of Default under Section 7.1(c) of the A&R Purchase Agreement and Section 2.1(e) of each Note arising from such sales as well as waive the remedies available under Section 7.3 of the A&R Purchase Agreement and Section 2.2 of each Note in connection therewith, as well any other remedies available in the Transaction Documents, and (iii) waive any adjustment to the Conversion Price (as defined in the Notes) and the Exercise Price (as defined in the Warrants) arising out of or in connection with any and all sales under the ATM Agreement occurring after August 28, 2026.

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NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

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Waiver and Consent. Lind hereby unconditionally, permanently and irrevocably: (i) consents to any and all sales under the ATM Agreement, including amounts in excess of $10 million during any calendar year, as constituting Permitted ATM Sales and not Prohibited Transactions, that the definition of Permitted ATM Sales shall be deemed for all purposes to permit sales under the ATM Agreement without limitation on amount, and solely with respect to such past or future sales under the ATM Agreement waives all of its rights with respect to, and agrees not to enforce any obligation of the Company under Sections 5.9 and 7.3 of the A&R Purchase Agreement and Sections 2.2 and 4.1(f) of each Note, and, for the avoidance of doubt, expressly waives and agrees not to demand, declare due or enforce any Mandatory Default Amount (as defined in the Notes) that has accrued or may accrue in connection with any Event of Default arising out of or in connection with any such sales, whether such sales occurred before or after the Effective Date, and any corresponding rights or remedies arising under any of the Transaction Documents, including without limitation, any right to (A) declare any amounts due and payable or demand immediate payment in full of any Outstanding Principal Amount (as defined in the Notes) or other obligations, (B) accelerate any obligations under the Notes or any other Transaction Documents, or (C) foreclose upon, seize or exercise any other remedy with respect to any Collateral or Guarantor Collateral (as defined in the Security Agreement), and expressly waives any existing Events of Default that have arisen under Section 7.1(c) of the A&R Purchase Agreement and Section 2.1(e) of each Note as a result of ATM sales in excess of Permitted ATM Sales occurring on or prior to the Effective Date, together with any corresponding rights or remedies arising under any of the Transaction Documents with respect thereto; (ii) agrees to waive and hereby waives any existing or future Events of Default under Section 7.1(c) of the A&R Purchase Agreement and Section 2.1(e) of each Note to the extent arising out of or in connection with any existing or future sales under the ATM Agreement, as well as any corresponding rights or remedies arising under any of the Transaction Documents with respect to any such sales, including, without limitation, any right to declare amounts due and payable, demand immediate payment in full, accelerate obligations or foreclose upon any Collateral or Guarantor Collateral, and further agrees to waive and hereby waives any breach of Section 5.4 of the A&R Purchase Agreement to the extent arising from the Company’s failure to provide timely notice of above-cap ATM sales occurring prior to the Effective Date; and (iii) waives any adjustment to the Conversion Price of the Notes and the Exercise Price of the Warrants arising out of or in connection with any and all sales under the ATM Agreement occurring after August 28, 2026. For the avoidance of doubt, the foregoing waiver of any adjustment to the Conversion Price and the Exercise Price covers adjustments under all of the Notes and the Warrants, including without limitation adjustments under Section 3.4(v) of each Note and Section 5.4 of each Warrant, whether or not the applicable security’s anti-dilution provisions separately carve out Permitted ATM Sales. The Company and Lind agree that, as a result of sales under the ATM Agreement in excess of the Permitted ATM Sales on or prior to August 28, 2026, the Conversion Price of the Notes shall be $0.44 and the Exercise Price of the Warrants shall be $0.572. Notwithstanding anything to the contrary herein, nothing in this Waiver and Consent shall be deemed to waive, modify or otherwise affect the Company’s obligations under Section 5.7 of the A&R Purchase Agreement and Section 4.1(g) of each Note, including without limitation the obligation to direct twenty percent (20%) of proceeds from ATM sales in excess of amounts qualifying as Exempted Securities toward repayment of the Notes (unless waived in writing by the Holder), or the Holder’s rights to enforce such obligations. Except as expressly waived or modified herein, the A&R Purchase Agreement, the Notes, the Warrants and other Transaction Documents shall remain in full force and effect in accordance with their respective terms.

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2.	No Waiver. The parties recognize and acknowledge that by entering into this Waiver and Consent, Lind is not waiving any rights or remedies it may have under the Transaction Documents with respect to any defaults or Events of Default other than those expressly waived herein. For the avoidance of doubt, the waivers set forth herein are limited to matters arising out of or in connection with sales under the ATM Agreement.

3.	Representations and Warranties. Each party to this Waiver and Consent hereby represents and warrants to the other party as follows: (a) such party has all requisite power and authority to execute and deliver this Waiver and Consent and to carry out its obligations hereunder; and (b) this Waiver and Consent has been duly executed and delivered by such party and constitutes such party’s legal, valid and binding obligation, enforceable against such party in accordance with its terms.

4.	Governing Law. This Waiver and Consent shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions of such state.

5.	Headings. The headings in this Waiver and Consent are for reference only and shall not affect the interpretation of this Waiver and Consent.

6.	Entire Agreement. This Waiver and Consent, together with the A&R Purchase Agreement, the Notes and the Warrants, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7.	Counterparts; Electronic Delivery. This Waiver and Consent may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, email or other electronic transmission shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Waiver and Consent effective as of the Effective Date.

VOLITIONRX LIMITED

Dated: September 2nd, 2026	By:	/s/ Cameron Reynolds
	Name:	Cameron Reynolds
	Title:	President and Chief Executive Officer

LIND GLOBAL ASSET MANAGEMENT XII LLC

Dated: September 2nd, 2026	By:	/s/ Jeff Easton
	Name:	Jeff Easton
	Title:	Authorized Person

[Signature Page to Waiver and Consent]

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